NEWS RELEASE

MATERION CORPORATION REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS AND NARROWS FULL-YEAR 2017 GUIDANCE ON THE HIGH END

MAYFIELD HEIGHTS, Ohio - October 26, 2017 - Materion Corporation (NYSE:MTRN) today reported third quarter 2017 financial results.

▪	Third quarter 2017 earnings were $0.46 per share, diluted, compared to $0.40 per share in the third quarter of 2016.

▪	Third quarter 2017 adjusted earnings were $0.50 per share, diluted, up 9% from third quarter 2016 adjusted earnings of $0.46 per share.

▪	Net sales for the third quarter of 2017 were $294.3 million, compared to $249.6 million for the third quarter of 2016.

▪	Third quarter 2017 value-added sales totaled $171.4 million, up 9% from third quarter 2016 value-added sales of $157.0 million.

▪
Net income for the first nine months of 2017 was $0.97 per share, diluted, compared to $0.94 per share for the first nine months of 2016. Adjusted earnings for the first nine months of 2017 totaled $1.21 per share, diluted, an increase of 17% versus adjusted earnings of $1.03 per share in the same prior-year period.

▪	The Company is narrowing its full-year adjusted earnings guidance to $1.55 to $1.60 per share, the high end of the previous range.

THIRD QUARTER 2017 RESULTS

Net sales for the third quarter were $294.3 million, compared to net sales of $249.6 million for the third quarter of 2016. Value-added sales were $171.4 million in the third quarter of 2017, up 9% compared to value-added sales of $157.0 million for the third quarter of 2016.

The acquisition of Heraeus’ high-performance target materials business (HTB) contributed $11.4 million of value-added sales in the third quarter of 2017. Growth in the base business, including our two largest end markets of consumer electronics and industrial components, added $3.0 million of value-added sales, and was driven by new product sales growth and improved end market demand. New product sales in the third quarter of 2017 reached record levels at $30.7 million, or approximately 18% of total value-added sales.

Net income for the third quarter of 2017 was $9.3 million, or $0.46 per share, diluted, versus net income of $8.1 million for the third quarter of 2016. Adjusted earnings for the third quarter of 2017, which excludes costs related to the Company’s CEO transition and cost reduction initiatives, were $0.50 per share, diluted, up 9% compared to third quarter 2016 adjusted earnings of $0.46 per share.

For the first nine months of 2017, net sales were $830.8 million compared to net sales of $734.9 million for the same period last year. Value-added sales for the first nine months of 2017 were $496.5 million, compared to $454.8 million for the same period last year. Year-over-year growth of 9% in value-added sales is attributable to the HTB acquisition and a combination of higher new product sales growth and strength in the consumer electronics and industrial components end markets.

Year-to-date net income was $19.7 million or $0.97 per share, diluted, as compared to $19.0 million or $0.94 per share in the prior year. Excluding special items, earnings for the first nine months of 2017 were $24.7 million, or $1.21 per share, diluted, as compared to $20.9 million, or $1.03 per share, for the same period last year. The increase in year-to-date adjusted earnings of 17% per share is driven by performance improvements across the business and topline sales growth.

Jugal Vijayvargiya, President and Chief Executive Officer, stated, “I am pleased to see continued improvement in both the top and bottom lines in the second half of 2017. For the third consecutive quarter, we have delivered solid year-over-year value-added sales and adjusted operating profit growth. With increased confidence in our ability to execute the four-pillar strategy of commercial excellence, operational excellence, innovation, and acquisitions to consistently deliver profitable growth, we are narrowing full-year adjusted earnings guidance to $1.55 to $1.60 per share.”

BUSINESS SEGMENT REPORTING

Advanced Materials

Advanced Materials’ net sales for the third quarter of 2017 were $157.8 million, versus third quarter 2016 net sales of $107.2 million. Value-added sales for the third quarter of 2017 were $60.4 million, an increase of over 31% compared to value-added sales of $46.0 million for the same period last year. The HTB acquisition contributed $11.4 million of value-added sales growth in the third quarter of 2017, while the base business growth of 7% was led by strength in the consumer electronics and defense end markets.

Operating profit for the third quarter of 2017 was $9.8 million, or 16% of value-added sales, an increase of $1.5 million from third quarter of 2016. This represents an increase in operating profit of 18% versus the third quarter of the prior year, driven mainly by sales growth across most major end markets, including the segment’s largest end market of consumer electronics.

Performance Alloys and Composites

Net sales for Performance Alloys and Composites business in the third quarter of 2017 were $109.4 million compared to net sales of $103.7 million in the third quarter of 2016. Value-added sales were $90.6 million in the third quarter of 2017 compared to $87.2 million in the third quarter of 2016. The 4% year-over-year improvement in value-added sales was driven by new product sales and end market demand, particularly in the consumer electronics and industrial components end markets.

Operating profit for the third quarter of 2017 was $6.8 million. Excluding cost reduction efforts related to the closure of the service center in Fukaya, Japan, adjusted operating profit for the third quarter of 2017 was $7.0 million, or 8% of value-added sales, as compared to $4.4 million for the same period last year. The 59% year-over-year increase in adjusted operating profit is led by performance improvements across the business, new product sales growth, and an improved product mix.

Precision Coatings

Precision Coatings’ net sales for the third quarter of 2017 were $27.1 million versus net sales of $38.7 million in the third quarter of 2016. Value-added sales for the third quarter of 2017 were $21.9 million, a 15% decline compared to $25.8 million for the same period of 2016. The decrease in value-added sales is attributable to lower medical end market sales, partially offset by sales growth in the defense and industrial components end markets.

Precision Coatings’ operating profit for the third quarter of 2017 was $1.6 million. Excluding severance costs related to headcount reductions in Asia and North America, adjusted operating profit for the third quarter of 2017 was $2.0 million, or 9% of value-added sales, as compared to $3.4 million for the same period in the prior year. The decrease in adjusted operating profit was primarily due to the aforementioned reduction in medical end market sales, which was partially offset by improved profitability for optical filter products.

OUTLOOK

Year-over-year results have improved significantly, led by performance improvements across the business, record new product sales, and end market demand growth. We expect these trends to continue for the fourth quarter, and as such, we are narrowing full-year 2017 adjusted earnings guidance from $1.45 to $1.60 per share, diluted, to the high end of the range of $1.55 to $1.60 per share.

ADJUSTED EARNINGS GUIDANCE

It is not possible for the Company to identify the amount or significance of future adjustments associated with potential insurance and litigation claims, legacy environmental costs, acquisition and integration costs, certain income tax items, or other non-routine costs that the Company adjusts in the presentation of adjusted earnings guidance. These items are dependent on future events that are not reasonably estimable at this time. Accordingly, the Company is unable to reconcile without unreasonable effort the forecasted range of adjusted earnings guidance for the full year to a comparable GAAP range. However, items excluded from the Company's adjusted earnings guidance include the historical adjustments noted in Attachments 4 and 5 to this press release.

CONFERENCE CALL

Materion Corporation will host an investor conference call with analysts at 9:00 a.m. Eastern Time, October 26, 2017. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778. Callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until November 9, 2017 by dialing (877) 481-4010 or (919) 882-2331; please reference Replay ID Number 20310. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

▪	Actual net sales, operating rates and margins for 2017;

▪	Our ability to effectively integrate the HTB acquisition;

▪	The global economy;

▪	The impact of any U.S. Federal Government shutdowns and sequestrations;

▪
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, defense, medical, automotive electronics, telecommunications infrastructure, energy, commercial aerospace, and science;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in identifying acquisition candidates and in acquiring and integrating such businesses;

▪	The impact of the results of acquisitions on our ability to fully achieve the strategic and financial objectives related to these acquisitions;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects;

▪	The availability of adequate lines of credit and the associated interest rates;

▪
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities, and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

▪	The success of the realignment of our businesses;

▪	Our ability to strengthen our internal control over financial reporting and disclosure controls and procedures; and

▪	The risk factors as set forth in Item 1A of our Form 10-K for the year ended December 31, 2016.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Investor Contact:                    Media Contact:

Stephen F. Shamrock                Patrick S. Carpenter
(216) 383-4010                    (216) 383-6835
stephen.shamrock@materion.com        patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g

Attachment 1
Materion Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Third Quarter Ended		Nine Months Ended
(In thousands except per share amounts)	Sept. 29, 2017	Sept. 30, 2016	Sept. 29, 2017	Sept. 30, 2016
Net sales	$294,268	$249,619	$830,779	$734,906
Cost of sales	239,065	198,864	678,023	595,488
Gross margin	55,203	50,755	152,756	139,418
Selling, general, and administrative expense	36,415	34,177	108,118	97,101
Research and development expense	3,429	3,237	10,103	9,860
Other — net	3,801	3,190	9,823	8,997
Operating profit	11,558	10,151	24,712	23,460
Interest expense — net	533	490	1,721	1,417
Income before income taxes	11,025	9,661	22,991	22,043
Income tax expense	1,705	1,616	3,308	3,081
Net income	$9,320	$8,045	$19,683	$18,962
Basic earnings per share:
Net income per share of common stock	$0.47	$0.40	$0.98	$0.95
Diluted earnings per share:
Net income per share of common stock	$0.46	$0.40	$0.97	$0.94
Cash dividends per share	$0.100	$0.095	$0.295	$0.280
Weighted-average number of shares of common stock outstanding:
Basic	20,040	19,957	20,007	19,996
Diluted	20,411	20,192	20,361	20,209

Attachment 2
Materion Corporation and Subsidiaries
Consolidated Balance Sheets

	(Unaudited)
(Thousands)	September 29, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$22,486	$31,464
Accounts receivable	125,417	100,817
Inventories	220,223	200,865
Prepaid and other current assets	19,115	12,138
Total current assets	387,241	345,284
Long-term deferred income taxes	40,332	39,409
Property, plant, and equipment	877,002	861,267
Less allowances for depreciation, depletion, and amortization	(632,435)	(608,636)
Property, plant, and equipment—net	244,567	252,631
Intangible assets	10,771	11,074
Other assets	6,312	5,950
Goodwill	89,720	86,950
Total Assets	$778,943	$741,298
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$767	$733
Accounts payable	44,678	32,533
Salaries and wages	30,889	29,885
Other liabilities and accrued items	27,950	21,340
Income taxes	2,953	4,781
Unearned revenue	5,859	1,105
Total current liabilities	113,096	90,377
Other long-term liabilities	18,968	17,979
Retirement and post-employment benefits	92,014	91,505
Unearned income	37,991	41,369
Long-term income taxes	1,593	2,100
Deferred income taxes	279	274
Long-term debt	3,010	3,605
Shareholders’ equity	511,992	494,089
Total Liabilities and Shareholders’ Equity	$778,943	$741,298

Attachment 3
Materion Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
(Thousands)	September 29, 2017	September 30, 2016
Cash flows from operating activities:
Net income	$19,683	$18,962
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion and amortization	33,444	34,379
Amortization of deferred financing costs in interest expense	670	417
Stock-based compensation expense (non-cash)	4,303	2,880
(Gain) loss on sale of property, plant, and equipment	207	(601)
Deferred income tax expense (benefit)	1,073	(676)
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(21,572)	(19,781)
Decrease (increase) in inventory	(9,953)	3,294
Decrease (increase) in prepaid and other current assets	(6,077)	(956)
Increase (decrease) in accounts payable and accrued expenses	17,991	(2,207)
Increase (decrease) in unearned revenue	4,746	(2,546)
Increase (decrease) in interest and taxes payable	(2,083)	898
Increase (decrease) in long-term liabilities	(5,611)	(9,320)
Other-net	(1,324)	2,479
Net cash provided by operating activities	35,497	27,222
Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(17,759)	(20,052)
Payments for mine development	(620)	(8,934)
Payments for acquisition	(16,504)	—
Proceeds from sale of property, plant, and equipment	53	1,366
Net cash used in investing activities	(34,830)	(27,620)
Cash flows from financing activities:
Proceeds from issuance of short-term debt, net	—	3,777
Proceeds from issuance of long-term debt	55,000	10,000
Repayment of long-term debt	(55,608)	(10,517)
Principal payments under capital lease obligations	(644)	(549)
Cash dividends paid	(5,903)	(5,601)
Deferred financing costs	(300)	(1,000)
Common shares withheld for taxes	(2,397)	(868)
Repurchase of common stock	(1,086)	(3,798)
Net cash used in financing activities	(10,938)	(8,556)
Effects of exchange rate changes	1,293	524
Net change in cash and cash equivalents	(8,978)	(8,430)
Cash and cash equivalents at beginning of period	31,464	24,236
Cash and cash equivalents at end of period	$22,486	$15,806

Attachment 4
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Third Quarter Ended				Nine Months Ended
(Millions)	Sept. 29, 2017		Sept. 30, 2016		Sept. 29, 2017		Sept. 30, 2016
Net Sales
Performance Alloys and Composites	$109.4		$103.7		$310.5		$292.0
Advanced Materials	157.8		107.2		429.6		328.9
Precision Coatings	27.1		38.7		90.7		114.0
Other	—		—		—		—
Total	$294.3		$249.6		$830.8		$734.9

Less: Pass-through Metal Cost
Performance Alloys and Composites	$18.8		$16.5		$48.0		$43.2
Advanced Materials	97.4		61.2		259.9		193.8
Precision Coatings	5.2		12.9		22.9		38.5
Other	1.5		2.0		3.5		4.6
Total	$122.9		$92.6		$334.3		$280.1

Value-added Sales (non-GAAP)
Performance Alloys and Composites	$90.6		$87.2		$262.5		$248.8
Advanced Materials	60.4		46.0		169.7		135.1
Precision Coatings	21.9		25.8		67.8		75.5
Other	(1.5)		(2.0)		(3.5)		(4.6)
Total	$171.4		$157.0		$496.5		$454.8

Gross Margin		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$23.6	26%	$20.6	24%	$62.7	24%	$54.6	22%
Advanced Materials	24.4	40%	20.0	43%	66.1	39%	54.9	41%
Precision Coatings	7.4	34%	10.7	41%	24.6	36%	30.2	40%
Other	(0.2)	—	(0.5)	—	(0.6)	—	(0.3)	—
Total	$55.2	32%	$50.8	32%	$152.8	31%	$139.4	31%

Operating Profit		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$6.8	8%	$4.4	5%	$12.5	5%	$6.1	2%
Advanced Materials	9.8	16%	8.3	18%	24.9	15%	20.8	15%
Precision Coatings	1.6	7%	3.4	13%	6.1	9%	9.8	13%
Other	(6.6)	—%	(5.9)	—	(18.8)	—	(13.2)	—
Total	$11.6	7%	$10.2	6%	$24.7	5%	$23.5	5%

	Third Quarter Ended				Nine Months Ended
(Millions)	Sept. 29, 2017		Sept. 30, 2016		Sept. 29, 2017		Sept. 30, 2016
Special Items
Performance Alloys and Composites	$0.2		$—		$1.4		$—
Advanced Materials	—		—		1.3		—
Precision Coatings	0.4		—		0.4		—
Other	0.8		2.0		4.6		4.3
Total	$1.4		$2.0		$7.7		$4.3

Operating Profit Excluding Special Items		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$7.0	8%	$4.4	5%	$13.9	5%	$6.1	2%
Advanced Materials	9.8	16%	8.3	18%	26.2	15%	20.8	15%
Precision Coatings	2.0	9%	3.4	13%	6.5	10%	9.8	13%
Other	(5.8)	—	(3.9)	—	(14.2)	—	(8.9)	—
Total	$13.0	8%	$12.2	8%	$32.4	7%	$27.8	6%

The cost of gold, silver, platinum, palladium, and copper is passed through to customers and, therefore, the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales is a non-GAAP financial measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs, and these costs are not deducted from net sales to calculate value-added sales.

The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measures - Profitability
(Unaudited)

	Third Quarter Ended		Nine Months Ended
(Millions except per share amounts)	Sept. 29, 2017	Sept. 30, 2016	Sept. 29, 2017	Sept. 30, 2016
GAAP as Reported
Net Sales	$294.3	$249.6	$830.8	$734.9
Operating profit	11.6	10.2	24.7	23.5
Net income	9.3	8.1	19.7	19.0
EPS - Diluted	$0.46	$0.40	$0.97	$0.94

Operating Profit Special Items
Cost reductions	$0.6	$—	$2.0	$—
Legacy legal & environmental costs	—	1.0	0.2	1.4
CEO transition	0.8	—	3.4	—
Acquisition costs	—	1.0	2.1	2.9
Total operating profit special items	$1.4	$2.0	$7.7	$4.3
Operating Profit Special Items - net of tax	$0.9	$1.3	$5.0	$2.8
Tax Special Item	$—	$—	$—	$(0.9)

Non-GAAP Measures - Adjusted Profitability
Value-added (VA) sales	$171.4	$157.0	$496.5	$454.8
Operating profit	13.0	12.2	32.4	27.8
Operating profit % of VA	7.6%	7.8%	6.5%	6.1%
Net income	10.2	9.4	24.7	20.9
EPS - Diluted	$0.50	$0.46	$1.21	$1.03

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including gross margin, operating profit, segment operating profit, net income, and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation and Attachment 4, we have adjusted the results for certain special items such as CEO transition costs, cost reduction initiatives (i.e., asset impairment charges and severance), legacy environmental costs, merger and acquisition costs, and certain income tax items from the applicable GAAP financial measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

Attachment 6
Materion Corporation and Subsidiaries
Value-added sales by Market
(Unaudited)

	Third Quarter Ended			Nine Months Ended
(Millions)	Sept. 29, 2017	Sept. 30, 2016	% Change	Sept. 29, 2017	Sept. 30, 2016	% Change
Materion Corporation
Consumer Electronics	$53.6	$47.6	12.6%	$150.1	$133.7	12.3%
Industrial Components	24.9	20.2	23.3%	74.4	63.0	18.1%
Energy	14.4	8.1	77.8%	35.7	24.5	45.7%
Automotive Electronics	13.9	12.4	12.1%	40.1	38.7	3.6%
Defense	13.2	12.0	10.0%	39.9	41.3	(3.4)%
Medical	12.4	18.5	(33.0)%	44.9	54.3	(17.3)%
Telecom Infrastructure	7.7	8.1	(4.9)%	23.1	24.9	(7.2)%
Other	31.3	30.1	4.0%	88.3	74.4	18.7%
Total	$171.4	$157.0	9.2%	$496.5	$454.8	9.2%
Performance Alloy and Composites
Consumer Electronics	$20.3	$19.0	6.8%	$55.0	$50.3	9.3%
Industrial Components	19.0	15.7	21.0%	56.8	50.1	13.4%
Energy	5.3	5.2	1.9%	14.9	15.2	(2.0)%
Automotive Electronics	12.9	11.7	10.3%	38.0	36.6	3.8%
Defense	6.3	7.0	(10.0)%	20.4	26.3	(22.4)%
Medical	1.4	2.2	(36.4)%	5.2	5.8	(10.3)%
Telecom Infrastructure	5.9	6.6	(10.6)%	17.6	18.7	(5.9)%
Other	19.5	19.8	(1.5)%	54.6	45.8	19.2%
Total	$90.6	$87.2	3.9%	$262.5	$248.8	5.5%
Advanced Materials
Consumer Electronics	$28.7	$23.4	22.6%	$82.8	$68.9	20.2%
Industrial Components	4.6	3.7	24.3%	12.7	10.1	25.7%
Energy	8.3	3.0	176.7%	20.1	9.3	116.1%
Automotive Electronics	—	—	—%	—	—	—%
Defense	2.8	1.6	75.0%	7.8	4.9	59.2%
Medical	2.7	3.0	(10.0)%	8.4	8.7	(3.4)%
Telecom Infrastructure	1.8	1.5	20.0%	5.6	6.3	(11.1)%
Other	11.5	9.8	17.3%	32.3	26.9	20.1%
Total	$60.4	$46.0	31.3%	$169.7	$135.1	25.6%
Precision Coatings
Consumer Electronics	$5.2	$5.2	—%	$12.9	$14.5	(11.0)%
Industrial Components	1.3	0.7	85.7%	4.8	2.8	71.4%
Energy	—	—	—%	—	—	—%
Automotive Electronics	1.0	0.7	42.9%	2.1	2.1	—%
Defense	4.1	3.4	20.6%	11.7	10.1	15.8%
Medical	8.4	13.3	(36.8)%	31.3	39.7	(21.2)%
Telecom Infrastructure	—	—	—%	—	—	—%
Other	1.9	2.5	(24.0)%	5.0	6.3	(20.6)%
Total	$21.9	$25.8	(15.1)%	$67.8	$75.5	(10.2)%

Eliminations	$(1.5)	$(2.0)		$(3.5)	$(4.6)
Prior year numbers have been restated to conform to the current year presentation.